Exhibit 10.17

OVASCIENCE, INC.

November 14, 2011

Chris Bleck

Dear Chris:

On behalf of OvaScience, Inc. (the “Company”), I am pleased to set forth the terms of your employment with the Company:

You will be employed to serve on a full-time basis as Chief Operating Officer of the Company.  In this role, you will report to the Chief Executive Officer of the Company, and have such duties and responsibilities as are customary for such position and as are otherwise assigned to you from time to time by the Company

Your salary will be $20,000 per month ($240,000 on an annualized basis), subject to tax and other withholdings as required by law.  Such salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.  You will be eligible for an annual bonus of up to thirty percent (30%) of your then current base salary, as determined by the Board of Directors of the Company (the “Board”) in its sole discretion based on goals to be determined by the Chief Executive Officer of the Company in consultation with the Board.  Any annual bonus payable to you for the 2011 fiscal year will be prorated for the portion of the year that you are our employee.  Such bonus shall be paid no later than forty five (45) days after the end of the year in which such bonus is earned.  You must be employed on the date on which the annual bonus is paid in order to receive it.

You may participate in any and all bonus and benefit programs that the Company establishes and makes available to similarly situated officers of the Company from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs.

You may be eligible for a maximum of three (3) weeks of vacation per calendar year to be taken at such times as may be approved by the Company.  The number of vacation days for which you are eligible shall accrue at the rate of 1.25 days per month that you are employed during such calendar year.

During the execution of your duties in this position, you may from time to time, incur expenses.  Upon presentation of appropriate documentation, you shall be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business and entertainment expenses incurred in connection with the performance of your duties.

Subject to the approval of the Board, the Company may grant to you an incentive stock option (the “Option”) under the Company’s 2011 Stock Incentive Plan (the “Plan”) for the purchase of an aggregate of 228,000 shares of Common Stock of the Company at a price per share equal to the fair market value at the time of Board approval.  The Option shall be subject to all terms, vesting schedules and other provisions set forth in the Plan and in a separate option agreement.  The Option will be subject to a vesting schedule of (4) years, with twenty-five (25%) of the shares vesting on the first (1st) anniversary of your employment start date and 6.25% of the shares vesting each quarter thereafter.  Notwithstanding the foregoing, if a Change in Control Event (as defined on Exhibit A attached hereto) occurs and, within one (1) year of such Change in Control Event, your employment is terminated by the Company (or any successor) without Cause (as defined on Exhibit A) or by you for Good Reason (as defined on Exhibit A), the vesting schedule of the Option shall be accelerated in full.  You may be eligible to receive such future stock options grants as the Board shall deem appropriate.

You shall be entitled to indemnification to the fullest extent permitted by the Company’s By-Laws and, if the Company obtains directors’ and officers’ liability insurance policy you shall be entitled to coverage under such policy to the same extent as other senior executives of the Company.

If the Company terminates you for Cause, by reason of death or “Disability” or if you resign other than for Good Reason, the Company shall pay or provide you or your estate or representative (i) any accrued but unpaid base salary through the date of termination an any accrued but unused vacation, payable in accordance with Company policy; (ii) any unpaid bonus accrued with respect to the fiscal year ending on or preceding the date of termination; (iii) reimbursement for any unreimbursed expenses properly incurred through the date of termination; and (iv) all other payments or benefits to which may be entitled under the terms of any applicable compensation arrangement, plan or law.  Items (i) to (iv) are collectively, the “Accrued Benefits”.

If the Company terminates your employment without Cause (as defined on Exhibit A attached hereto) or you terminate your employment for Good Reason (as defined on Exhibit A), you shall be eligible to receive an amount equal to six (6) months of your base salary as in effect at the time of your termination payable in accordance with the Company’s regular payroll procedures proportionately over a six (6) month period, (such period, the “Severance Period”); as well as Accrued Benefits; provided that if you commence any employment substantially similar to your employment hereunder (based upon responsibility, reporting and compensation) during the Severance Period, your severance amount shall be reduced such that the number of months of base salary to which you will be entitled shall be equal to that number of months between the date your employment with the Company terminates and the date you commence new employment.  Such termination will not affect that portion of shares that have already vested to you.  No severance shall be paid under this offer letter unless you first execute and do not revoke a waiver and release in the form prepared by the Company within sixty (60) days following the date of termination, which provides for a release of any and all claims that you have or might have against the Company.  The severance payments shall be paid or commence on the first payroll period following the date the waiver and release becomes effective (the “Payment Date”).  Notwithstanding the foregoing, if the 60th day following the date of termination occurs in the calendar year following the termination, then the Payment Date shall be no earlier than January 1 of such subsequent calendar year.  The distribution of any severance payments shall be subject to the provisions of Exhibit B attached hereto.  If you are eligible for an elect to continue receiving continued health and dental insurance under the law known as COBRA, the Company shall continue to pay on your behalf during the severance period that portion of the monthly premiums for such coverage that it pays for active and similarly situated employees receiving the same type of coverage.

Any purported termination of employment shall be communicated through written notice from the terminating party and shall indicate the specific provision in this letter relied upon.  Such notice and all other communications which are required or may be given pursuant to the terms of the Agreement shall be in writing and shall be sufficient in all respects if given in writing and shall be deemed given (i) if delivered personally, on the date of delivery (ii) if mailed by certified or registered mail, return receipt requested and postage prepaid, three (3) days after the mailing date, (iii) if sent via a nationally recognized overnight courier, on the next business day thereafter or (iv) if sent via facsimile confirmed in writing to the recipient, on the next business day thereafter, in each case, if to the Company, at the Company’s principal place of business, and if to you at your home address or to such other address or addresses as either party shall have designated in writing to the other party.

You will be required to execute an Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement in the forms attached as Exhibit C and Exhibit D, as a condition of employment.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

During your employment, the Company will allow you to provide consulting services for a maximum of one (1) different business entity (Intact Medical Corporation), approved by the CEO in advance, provided that: (i) these services do not interfere with your ability to perform your duties as Chief Operating Officer, and (ii) the commercial interests of the outside business entity are not competitive with those of the Company (outside the area of treatments of infertility).

You agree to provide to the Company, within three (3) days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986.  If you need to obtain a work visa in order to be eligible to work in the United States,  your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice.  Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

If you agree with the employment provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to me, by November 14, 2011.  If you do not accept this offer by December 14, 2011, this offer will be revoked.

Very Truly Yours,

OVASCIENCE, INC.

By:	/s/ Michelle Dipp
Michelle Dipp, Chief Executive Officer

The foregoing correctly sets forth the terms of my
employment by OvaScience, Inc.

/s/ Chris Bleck	Date:	11/14/2011
Chris Bleck

Exhibit A

Definitions

“Cause” for termination shall be deemed to exist upon:

(A)                              a good faith finding by the Board of Directors of the Company (i) of repeated or willful failure of the employee after written notice to perform his or her reasonably assigned duties for the Company, or (ii) that the employee has engaged in dishonesty, gross negligence or misconduct, which dishonesty, gross negligence or misconduct has had an adverse effect on the business or affairs of the Company;

(B)                                conviction of the employee of, or the entry of a pleading of guilty or nolo contendere by the employee to, any crime involving moral turpitude or any felony; or

(C)                                a breach by the employee of any material provision of any invention and non-disclosure agreement or non-competition and non-solicitation agreement with the Company, which breach is not cured within ten days written notice thereof.

A “Change in Control Event” be deemed to exist upon the sale of all or substantially all of the outstanding shares of capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a transaction in which all or substantially all of the individuals and entities who were beneficial owners of the capital stock of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities (on an as-converted to Common Stock basis) entitled to vote generally in the election of directors of the (i) resulting, surviving or acquiring corporation in such transaction in the case of a merger, consolidation or sale of outstanding shares, or (ii) acquiring corporation in the case of a sale of assets).

“Disability” shall mean any long-term disability or incapacity due to physical or mental illness that renders the employee unable to substantially perform his duties for sixty (60) consecutive day or ninety (90) total days during a twelve (12) month period, provided that it may occur in a shorter period if, after its commencement, it is determined to be total and permanent by a physician and such determination is acceptable to the employee or the employees’ legal representative.

“Good Reason” shall be deemed to exist upon:

(A)                              the relocation of the Company’s offices such that the employee’s daily commute is increased by at least 30 miles each way without the written consent of the employee;

(B)                                material reduction of the employee’s annual base salary without the prior consent of the employee (other than in connection with, and substantially proportionate to, reductions by the Company of the annual base salary of more than 50% of its employees); or

(C)                                material diminution in employee’s duties, authority or responsibilities without the prior consent of the employee, other than changes in duties, authority or responsibilities resulting from the employee’s misconduct;

provided, however, that any reduction in duties, authority or responsibilities or reduction in the level of management to which the employee reports resulting solely from a Change in Control which results in the Company being acquired by and made a part of a larger entity (as, for example, when a chief operating officer becomes an employee of the acquiring corporation following an acquisition but is not the chief operating officer of the acquiring corporation) shall not constitute Good Reason; provided, further however, that no such event or condition shall constitute Good Reason unless (x) the employee gives the Company a written notice of termination for Good Reason not more than ninety (90) days after the initial existence of the condition, (y) the grounds for termination if susceptible to correction) are not corrected by the Company within thirty (30) days of its receipt of such notice and (z) the employee’s termination of employment occurs within six (6) months following the Company’s receipt of such notice.

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Exhibit B

Payments Subject to Section 409A

1.             Subject to this Exhibit B, payments or benefits during the Severance Period under this offer letter (“Severance Payments”) shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment.  The following rules shall apply with respect to distribution of the Severance Payments, as applicable:

(a)                                  It is intended that each installment of the Severance Payments shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”).  Neither the Company nor you shall have the right to accelerate or defer the delivery of any such Severance Payments except to the extent specifically permitted or required by Section 409A.

(b)                                 If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the Severance Payments shall be made on the dates and terms set forth in the offer letter.

(c)                                  If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i)                                     Each installment of the Severance Payments due under the offer letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the Short-Term Deferral Period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be made on the dates and terms set forth in the offer letter; and

(ii)                                  Each installment of the Severance Payments due under the offer letter that is not described in this Exhibit B, Section 1(c)(i) and that would, absent this subsection, be paid within the six (6) -month period following your “separation from service” from the Company shall not be paid until the date that is six (6) months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six (6)-month period and paid in a lump sum on the date that is six(6) months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of Severance Payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second (2nd) taxable year following the taxable year in which the separation from service occurs.

2.             The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation

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Section 1.409A-1(h).  Solely for purposes of this Exhibit B, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3.             All reimbursements and in-kind benefits provided under the offer letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.

4.             The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the offer letter (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

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[FOR USE WITH ALL EMPLOYEES]

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Agreement is made between OvaScience, Inc., a Delaware corporation (hereinafter referred to collectively with its subsidiaries as the “Company”), and Chris Bleck (the “Employee”).

For good consideration and in consideration of the employment or continued employment of the Employee by the Company, the Employee and the Company agree as follows:

1.                                       Non-Competition and Non-Solicitation.  While the Employee is employed by the Company and for a period of one (1) year after the termination or cessation of such employment for any reason, the Employee will not directly or indirectly:

(a)                                  Engage or assist others in engaging in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the Company’s business, including but not limited to any business or enterprise that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company while the Employee was employed by the Company; or

(b)                                 Either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers, or business partners of the Company which were contacted, solicited, or served by the Company during the 12-month period prior to the termination or cessation of the Employee’s employment with the Company; or

(c)                                  Either alone or in association with others (i) solicit, induce or attempt to induce, any employee or independent contractor of the Company to terminate his or her employment or other engagement with the Company, or (ii) hire, or recruit or attempt to hire, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Company at any time during the term of the Employee’s employment with the Company; provided, that this clause (ii) shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with the Company has been terminated for a period of six months or longer.

(d)                                 Extension.  If the Employee violates the provisions of any of the preceding paragraphs of this Section 1, the Employee shall continue to be bound by the restrictions set forth in such paragraph until a period of one (1) year has expired without any violation of such provisions.

2.                                       Miscellaneous.

(a)                                  Equitable Remedies.  The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose.  The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure.  Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

(b)                                 Obligations to Third Parties.  The Employee acknowledges and represents that this agreement and the Employee’s employment with the Company will not violate any continuing obligation the Employee has to any former employer or other third party.

(c)                                  Disclosure of this Agreement.  The Employee hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of the Employee’s future employers or prospective business associates, of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder.

(d)                                 Not Employment Contract.  The Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue his/her employment for any period of time and does not change the at-will nature of his/her employment.

(e)                                  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him or her.  The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(f)                                    Interpretation.  If any restriction set forth in Section 1 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(g)                                 Severability.  In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(h)                                 Waivers.  No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(i)                                     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof).  Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court.  The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(j)                                     Entire Agreement; Amendment.  This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement.  This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company.  The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(k)                                  Captions.  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

WITNESS our hands and seals:

OVASCIENCE, INC.

Date:		By:	/s/ Michelle Dipp
Name:
Title:

EMPLOYEE

Date:	12/21/2011	/s/ Christopher Bleck
Name:

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[FOR USE WITH ALL EMPLOYEES]

INVENTION AND NON-DISCLOSURE AGREEMENT

This Agreement is made by and between OvaScience, Inc., a Delaware corporation (hereinafter referred to collectively with its subsidiaries as the “Company”), and Chris Bleck (the “Employee”).

In consideration of the employment or the continued employment of the Employee by the Company, as well as an Incentive Stock Option, the Company and the Employee agree as follows:

1.                                       Condition of Employment.

The Employee acknowledges that his/her employment and/or the continuance of that employment with the Company is contingent upon his/her agreement to sign and adhere to the provisions of this Agreement.  The Employee further acknowledges that the nature of the Company’s business is such that protection of its proprietary and confidential information is critical to the business’ survival and success.

2.                                       Proprietary and Confidential Information.

(a)                                  The Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company.  By way of illustration, but not limitation, Proprietary Information may include discoveries, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer, prospect and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company.  The Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his/her duties as an employee of the Company) without written approval by an officer of the Company, either during or after his/her employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee.  While employed by the Company, the Employee will use the Employee’s best efforts to prevent unauthorized publication or disclosure of any of the Company’s Proprietary Information.

(b)                                 The Employee agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible or intangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his/her custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his/her duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company.  All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his/her employment.  After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

(c)                                  The Employee agrees that his/her obligation not to disclose or to use information and materials of the types set forth in paragraphs 2(a) and 2(b) above, and his/her obligation to return materials and tangible property, set forth in paragraph 2(b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company’s business.

3.                                       Developments.

(a)                                  The Employee will make full and prompt disclosure to the Company of all discoveries, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by him/her or under his/her direction or jointly with others during his/her employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).

(b)                                 The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his/her right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications.  However, this paragraph 3(b) shall not apply to Developments which do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Development is created, made, conceived or reduced to practice and which are made and conceived by the Employee not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information.  The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 3(b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.  The Employee also hereby waives all claims to moral rights in any Developments.

(c)                                  The Employee agrees to cooperate fully with the Company, both during and after his/her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments.  The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development.  The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the

Employee hereby irrevocably designates and appoints each executive officer of the Company as his/her agent and attorney-in-fact to execute any such papers on his/her behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

4.                                       Other Agreements.

The Employee represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his/her employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party.  The Employee further represents that his/her performance of all the terms of this Agreement and the performance of his/her duties as an employee of the Company do not and will not conflict with or breach any agreement with any prior employer or other party to which the Employee is a party (including without limitation any nondisclosure or non-competition agreement), and that the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

5.                                       United States Government Obligations.

The Employee acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  The Employee agrees to be bound by all such obligations and restrictions which are made known to the Employee and to take all action necessary to discharge the obligations of the Company under such agreements.

6.                                       Miscellaneous.

(a)                                  Equitable Remedies.  The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose.  The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure.  Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

(b)                                 Obligations to Third Parties.  The Employee acknowledges and represents that this agreement and the Employee’s employment with the Company will not violate any continuing obligation the Employee has to any former employer or other third party.

(c)                                  Disclosure of this Agreement.  The Employee hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of the

Employee’s future employers or prospective business associates, of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder.

(d)                                 Not Employment Contract.  The Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue his/her employment for any period of time and does not change the at-will nature of his/her employment.

(e)                                  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him or her.  The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(f)                                    Severability.  In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(g)                                 Waivers.  No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(h)                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof).  Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court.  The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(i)                                     Entire Agreement; Amendment.  This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement.  This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company.  The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(j)                                     Captions.  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

WITNESS our hands and seals:

OVASCIENCE, INC.

Date:		By:	/s/ Michelle Dipp
Name:
Title:

EMPLOYEE

Date:	12/21/2011	/s/ Christopher Bleck
Name: Christopher Bleck